Exhibit A

FEDERAL INSURANCE COMPANY
Endorsement No.: 10
Bond Number: 81865879

NAME OF ASSURED: GUIDESTONE FUNDS

AMEND NAME OF ASSURED ENDORSEMENT

It is agreed that NAME OF ASSURED of the DECLARATIONS for this Bond is amended to include the following:

GUIDESTONE FUNDS

GUIDESTONE FINANCIAL RESOURCES OF THE SOUTHERN BAPTIST CONVENTION

GUIDESTONE CAPITAL MANAGEMENT

MyDestination 2005 Fund

MyDestination 2015 Fund

MyDestination 2025 Fund

MyDestination 2035 Fund

MyDestination 2045 Fund

Real Estate Securities Fund

The Global Bond Fund

This Endorsement applies to loss discovered after 12:01 a.m. on November 1, 2006.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

Date: December 13, 2006

By	/s/ Robert Hamburger
Authorized Representative